                                                                     EXHIBIT 4.2


                               GLOBAL CERTIFICATE


                 UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR
                 IN PART FOR NOTES OF DEFINITIVE FORM, THIS
                 NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.




No. R-1                                                             $200,000,000

                            TCI COMMUNICATIONS, INC.
                  Remarketed Reset Note Due September 15, 2010

                                                                CUSIP 872287 AD9

         TCI Communications, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the "Company"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, in the Borough of Manhattan, The City of New York, the principal sum of TWO HUNDRED MILLION DOLLARS ($200,000,000), on September 15, 2010, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) semiannually on March 15 and September 15 of each year, commencing March 15, 1996, on the principal amount of this Global Note, in like coin or currency, at the rate per annum from time to time in effect as set forth below, from the most recent date to which interest has been paid or, if no interest has been paid, from September 13, 1995. The interest so payable on any March 15 or September 15 will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this Global Note is registered at the close of business on the March 1 and September 1 preceding such March 15 or September 15, respectively.

         This Global Note is issued in respect of a duly authorized issue of Securities of the Company, designated as the Remarketed Reset Notes due September 15, 2010 of the Company (herein called the "Notes"), limited (except as otherwise provided in the

Indenture referred to below) in aggregate principal amount to $200,000,000.
The Notes represent one of a duly authorized series of Securities of the Company, issued and to be issued in one or more series under an Indenture, dated as of August 4, 1993, as supplemented by a First Supplemental Indenture, dated as of September 13, 1994 (such Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), between the Company and The Bank of New York, as trustee (herein called the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Act"). The Notes are subject to all such terms, and beneficial owners of interests in this Global Note are referred to the Indenture and the Act for a statement of them. All terms used in this Global Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes of this series are general and unsecured obligations of the Company.

         Except as provided below, owners of beneficial interests in the Notes evidenced by this Global Note will not be entitled to receive definitive Notes evidencing such ownership. Beneficial interests in the Notes will be held through a depositary selected by the Company, which initially is The Depository Trust Company (the "Depositary"). This Global Note will be deposited with and held by the Depositary and is registered in the name of the Depositary's nominee. So long as the Depositary's nominee is the registered owner of this Global Note, such nominee for all purposes will be considered the sole owner of the Notes under the Indenture. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days of its receipt of notice from the Depositary to such effect, the Company will issue Notes in definitive form in exchange for this Global Note. In addition, the Company may at any time determine not to have the Notes represented by a Global Note. In either instance, an owner of a beneficial interest in this Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.

         The interest rate per annum with respect to the Notes applicable during the three-year interest period ending September 15, 1998 will be 6.82%. Each subsequent interest period (a "Subsequent Interest Period") will be the period of at least one year and not more than five years designated by the Company in its sole discretion, commencing on any September 15 (a "Commencement Date") and ending one, two, three, four or five years subsequent, as the case may be, through and including 2010 (except that no Subsequent Interest Period may end after

September 15, 2010). The rate of interest per annum that will be applicable during each Subsequent Interest Period (the "New Interest Rate") will be determined on the Rate Determination Date (as defined below) with respect to such Subsequent Interest Period (except as provided in the second and eighth succeeding paragraphs). The Interest Rate Formula for each Subsequent Interest Period shall be (1) the rate for the Applicable Treasury Security (as defined below), plus or minus (2) the Spread (as defined below). The "Applicable Treasury Security" shall mean direct obligations of the United States (which may be obligations traded on a when-issued basis only) having the maturity agreed upon by the Company and the Remarketing Underwriter (as defined below). The rate for the Applicable Treasury Security will be the bid side rate displayed at 10:00 A.M., New York City time, on the relevant Rate Determination Date in the Telerate system (or if the Telerate system is (a) no longer available on such Rate Determination Date or (b) in the opinion of the Rate Agent (as defined below) no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the Rate Agent, is appropriate). If such rate is not so displayed, the rate for the Applicable Treasury Security shall be, as calculated by the Rate Agent, the yield to maturity for the Applicable Treasury Security, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on such Rate Determination Date of three leading United States government securities dealers selected by the Rate Agent (which may include the Rate Agent or an affiliate thereof). The "Spread" shall be the number of basis points (a) recommended by the Remarketing Underwriter so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, and (b) agreed to by the Company.

         Unless notice of redemption of the Notes as a whole has been given, the Applicable Treasury Security and the Spread for each Subsequent Interest Period and the duration of such Subsequent Interest Period will be established by 3:00 P.M., New York City time, on the sixth Business Day prior to the Commencement Date of such Subsequent Interest Period (the "Formula Date"). The "Rate Determination Date" for any Subsequent Interest Period will be the third Business Day following the Formula Date relating to such Subsequent Interest Period. The term "Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks in The City of New York are required or authorized to close or a day on which the New York Stock Exchange is closed for trading.

         In the event that the Company and the Remarketing Underwriter do not agree on the Applicable Treasury Security or





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
the Spread for any Subsequent Interest Period, the New Interest Rate for such Subsequent Interest Period will be the Alternate Rate for such Subsequent Interest Period. The "Alternate Rate" for the Notes for any Subsequent Interest Period will be the percentage set forth below of the Alternate Treasury Rate (as defined below) based on the prevailing rating of the Notes in effect at the close of business on the Business Day preceding the Rate Determination Date for such Subsequent Interest Period:

         Prevailing Rating                            Percentage
         -----------------                            ----------
         Aaa/AAA                                         120%
         Aa3/AA-                                         125%
         A3/A-                                           135%
         Baa3/BBB-                                       150%
         Below Baa3/BBB-                                 200%

For purposes of this definition, the "prevailing rating" of the Notes shall be
(i) Aaa/AAA, if the Notes have a rating of Aaa by Moody's Investors Service, Inc. or its successor ("Moody's") and AAA by Standard & Poor's Rating Services (a division of the McGraw Hill Companies, Inc.) or its successor ("S&P") or the equivalent of such ratings by a substitute rating agency or substitute rating agencies selected as provided below, (ii) if not Aaa/AAA, then Aa3/AA-, if the Notes have a rating of Aa3 or better by Moody's and AA- or better by S&P or the equivalent of such ratings by a substitute rating agency or substitute rating agencies selected as provided below, (iii) if not Aaa/AAA or Aa3/AA-, then A3/A-, if the Notes have a rating of A3 or better by Moody's and A- or better by S&P or the equivalent of such ratings by a substitute rating agency or substitute rating agencies selected as provided below, (iv) if not Aaa/AAA, Aa3/AA- or A3/A-, then Baa3/BBB-, if the Notes have a rating of Baa3 or better by Moody's and BBB- or better by S&P or the equivalent of such ratings by a substitute rating agency or substitute rating agencies selected as provided below, and (v) if not Aaa/AAA, Aa3/AA-, A3/A- or Baa3/BBB-, then Below Baa3/BBB-. If Moody's or S&P or both shall not make such a rating available, the Rate Agent shall select a nationally recognized securities rating agency or two nationally recognized securities rating agencies to act as substitute rating agency or substitute rating agencies, as the case may be.

         The term "Alternate Treasury Rate" for any Subsequent Interest Period means the rate for the most recent auction of direct obligations of the United States having the period to maturity equal to the term of such Subsequent Interest Period (or if the term of the Subsequent Interest Period is four years, the average of the rates for such obligations having three years and five years, respectively, to maturity), as made available in H.15(519) under the heading "Treasury Constant Maturities" by 3:00 P.M., New York City time, on the Rate Determination Date for





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
such Subsequent Interest Period. If such rate or rates, as the case may be, are not so made available by 3:00 P.M., New York City time, on such Rate Determination Date, the Alternate Treasury Rate shall be, as calculated by the Rate Agent, the yield to maturity for the most recent auction of direct obligations of the United States having the period to maturity equal to the term of such Subsequent Interest Period, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 3:30 P.M., New York City time, on such Rate Determination Date of three leading United States government securities dealers selected by the Rate Agent (which may include the Rate Agent or an affiliate thereof).

         All percentages resulting from any calculation of the New Interest Rate will be rounded, if necessary, to the nearest hundredth of a percentage point, with five one thousandths of a percentage point rounded upward.

         Unless notice of redemption of the Notes as a whole has been given, the Company will cause a notice to be published on the Business Day following the Formula Date for each Subsequent Interest Period in the manner described below, specifying (l) the term of such Subsequent Interest Period, (2) the specific Interest Rate Formula for such Subsequent Interest Period (including the Applicable Treasury Security and the Spread) or, if applicable, the Alternate Rate, and (3) the identity of the Remarketing Underwriter, if applicable. Such notice will be given by publication in a daily newspaper in the English language of general circulation in The City of New York.

         In the event the Company and the Remarketing Underwriter agree on the Applicable Treasury Security and the Spread on the Formula Date with respect to any Subsequent Interest Period, the Company and the Remarketing Underwriter shall enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Formula Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase on September 15, 1998 and on any September 15 thereafter (or, if not a Business Day, on the next succeeding Business Day) immediately following the end of a Subsequent Interest Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided in the next succeeding paragraph), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of the Depositary. Interest accrued on the Notes with respect to the preceding interest period will be paid in the manner described above.

         The Tender Notice must be received by the Remarketing Underwriter during the period commencing on the Business Day following the Formula Date and ending at 5:00 P.M., New York City time, on the second Business Day following the Formula Date (the "Notice Date"). Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender Notice is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 P.M., New York City time, on the Notice Date the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

         The obligation of the Remarketing Underwriter to purchase Notes will be subject to the conditions precedent set forth in the Remarketing Underwriting Agreement. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events. In the event that, with respect to any Subsequent Interest Period, the Remarketing Underwriter does not for any reason purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, (1) all such Tender Notices shall be null and void, (2) none of the Notes for which such Tender Notices shall have been given shall be purchased by the Remarketing Underwriter on such Tender Date, (3) the Company shall be entitled within three Business Days of the relevant Tender Date to choose a shorter Subsequent Interest Period (but not less than one year), which Subsequent Interest Period shall be deemed to have commenced on the Commencement Date that coincides with such Tender Date, (4) the New Interest Rate for such Subsequent Interest Period on all of the Notes shall be (a) the greater of the Alternate Rate for such Subsequent Interest Period and the rate determined pursuant to the Interest Rate Formula for such Subsequent Interest Period or (b) if the Company chooses a shorter Subsequent Interest Period, the Alternate Rate for such shorter Subsequent Interest Period and (5) the Notes will be redeemable at the option of the Company, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date, upon at least 10 Business Days prior notice published in a daily newspaper in the English language of general circulation in The City of New York on the first or second Business Day following the relevant Tender Date.

         No beneficial owner of any Note shall have any rights or claims under the Remarketing Underwriting Agreement or against the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Note, except as provided in clause (4) of the last sentence of the preceding paragraph. The Company shall have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described below.

         If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Company and the Trustee. As soon as practicable after receipt of such notice, the Company will cause a notice to be published setting forth the term of the Subsequent Interest Period and the New Interest Rate for such Subsequent Interest Period. Such notice will be published in a daily newspaper in the English language of general circulation in The City of New York.

         The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Company to act as remarketing underwriter. The term "Rate Agent" means the nationally recognized broker-dealer selected by the Company as its agent to determine the New Interest Rate for any Subsequent Interest Period (the "Rate Agent"). Pursuant to a Remarketing Agreement dated as of September 8, 1995 with the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as the initial Remarketing Underwriter and the initial Rate Agent. The Company, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Interest Period at any time on or prior to 3:00 P.M., New York City time, on the Formula Date relating thereto.

         The Notes may not be redeemed by the Company before September 15, 1998. On that date and on any September 15 thereafter immediately following the end of a Subsequent Interest Period, the Notes may be redeemed, at the option of the Company, in whole or in part, upon notice given at any time during the 45 calendar day period ending on the applicable Formula Date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to such redemption date. In the event of any redemption of less than all the outstanding Notes, the particular Notes to be redeemed will be selected by the Company by such method as the Company shall deem fair and appropriate. So long as this Global Note is held by the Depositary, the Company will give notice to the Depositary, and the Depositary will determine the principal amount to be redeemed from the account of each of its participants. Notice of redemption of the Notes will be given by publication in a daily newspaper in the English language of general circulation in The City of New York.

         In the event that a Change of Control occurs on or before September 15, 2010, and, during the period commencing 90 days prior to public disclosure of the occurrence of such Change of Control and ending 90 days after such public disclosure, the rating of the Notes is downgraded to lower than BBB- by Duff & Phelps Credit Rating Co. ("D&P") or lower than Baa3 by Moody's, and, in the event that such downgrading occurs prior to such disclosure, the rating assigned to the Notes by D&P or Moody's as of the close of business on the date of such public disclosure remains lower than BBB- or lower than Baa3, respectively, the beneficial owner of each Note will have the right to put all or part of such Note to the Company for purchase at a purchase price of 100% of the principal amount thereof, plus interest accrued and unpaid to the date fixed for purchase, upon the terms and conditions specified in the Indenture and subject to the rules and practices of the Depositary.

         In case an Event of Default with respect to the Notes, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the provisions provided in the Indenture.

         Subject to certain exceptions, the Indenture or the Securities of any series may be amended or supplemented, and any past default or compliance with any provision may be waived insofar as the Securities of any series are concerned, with the consent of the holders of a majority in principal amount of the outstanding Securities of such series. Without the consent of any Securityholder, the Company and the Trustee may amend or supplement the Indenture or the Securities of any series to cure any ambiguity, defect or to make certain other specified changes or any change that, in the opinion of the Board of Directors, does not materially adversely affect the interests of any Securityholder.

         The Company, the Trustee, and any agent of the Company or the Trustee may treat the registered holder hereof as the absolute owner of this Global Note for all purposes.

         A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company or the Trustee under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each beneficial owner of an interest in this Global Note, by accepting such interest, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

         When a successor corporation assumes all of the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

         This Global Note shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by the Trustee.

         IN WITNESS WHEREOF, TCI Communications, Inc. has caused this Global Note to be signed manually or by facsimile by its President or its Chairman of the Board and by its Treasurer or its Secretary, and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:  September 13, 1995

                                           TCI COMMUNICATIONS, INC.



                                           By:  /s/ Brendan R. Clouston
                                                --------------------------------
                                                President



                                           By:  /s/ Stephen M. Brett
                                                --------------------------------
                                                Secretary


                         CERTIFICATE OF AUTHENTICATION

         This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

                                           THE BANK OF NEW YORK
                                                                      as Trustee



                                           By /s/ Walter Gitlin
                                              ----------------------------------
                                              Authorized Signatory





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